Exhibit 10.47

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement is entered into this 14th day of January, 2004 by and between DENNIS L. CHIAVELLI (“Chiavelli”) and SMART & FINAL INC. (“Smart & Final” or “the Company”) with reference to the following facts and objectives:

1. Chiavelli is retiring from active duty as an executive of Smart & Final Inc. effective December 31, 2003, and will be receiving certain benefits under a Severance and Consulting Agreement dated, May 14, 2003 and amended on November 12, 2003, (collectively, “the Chiavelli Severance Agreement”).

2. Smart & Final wishes to retain the services and expertise which Chiavelli has garnered over his years with the Company and compensate him for such services as a Consultant, in addition to the benefits he would customarily enjoy under the Chiavelli Severance Agreement.

3. Chiavelli is willing to be retained as a Consultant on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

4. The Recitals set forth above are incorporated herein by this reference. Smart & Final agrees to retain Chiavelli as a Consultant and Chiavelli agrees to be retained on the terms set forth herein. The benefits afforded by this Consulting Agreement are in addition to any benefits to which Chiavelli may be entitled under the Chiavelli Severance Agreement. Nothing contained herein shall contravene any benefits to be received by Chiavelli under the Chiavelli Severance Agreement.

5. The term of this Agreement shall be for twelve months commencing January 1, 2004 and terminating on December 31, 2004, (“the Original Term”). The parties may extend this agreement for a longer term only upon a mutual agreement executed in writing, provided that Smart & Final has given Chiavelli notice of its desire to extend by not later than November 1, 2004. Chiavelli shall not be under any obligation to extend beyond the Original Term.

6. As and for a retainer to Chiavelli for the services to be rendered hereunder, Smart & Final shall pay to Chiavelli the amount of $10,000 per calendar month (“the Retainer Fee”) commencing at the inception of the Original Term. In return for this Retainer Fee, Chiavelli agrees to devote 5 (five) business days per month to work on Smart & Final matters as defined herein. In the event, in any one calendar month, Smart & Final does not utilize all 5 days of Chiavelli’s consulting time, such unused days may be “banked” by the Company and Chiavelli may be required to work such “banked time” in a subsequent month, provided however, that in no case would Chiavelli be required to work more than a total of six days in one month for the Retainer Fee. In the event Chiavelli is required to work more than six days in one month, Chiavelli shall be entitled to an additional fee of $2,000 per day for any days in excess of six. Any projects which require more than six days of work in a calendar month must be mutually agreed upon by the parties. At the end of the Original Term, any banked but unused days shall be waived by the Company.

7. Smart & Final shall reimburse Chiavelli any reasonable and customary expenses incurred in the performance of his duties as a Consultant under this agreement. Chiavelli shall submit such expenses to Smart & Final promptly, and in no case later than 60 days after incurred, by presenting them to the Chief Executive Officer of Smart & Final for approval.

8. Chiavelli may be directed only by the Chief Executive Officer of Smart & Final Inc. and may be asked to work on such projects as the Chief Executive Officer may assign to him from time to time. Such projects may include travel to and from various locations as required. Travel days shall be counted as work days for purposes of determining the number of days worked under paragraph 6, above.

9. Chiavelli understands and agrees that from time to time he may become aware of or exposed to sensitive and confidential information relating to the conduct of Smart & Final, its business plans, marketing strategies, and development, together with such other proprietary information as may be held confidential by Smart & Final, (collectively, “Confidential Information”). Chiavelli agrees to maintain in confidence any such Confidential Information. Chiavelli further understands that he may not transact in the Company stock while in possession of such Confidential Information.

10. For purposes of this agreement, Chiavelli shall be deemed to be an independent contractor, and, except to the extent to which he is entitled to any benefits under the Chiavelli Severance Agreement, shall not receive any other remuneration, benefit, or perquisite, except as set forth herein.

11. The services provided under this Agreement are personal and require that they be performed by Chiavelli. As such, this Agreement may not be transferred or assigned to any third party, provided, however, that Chiavelli may assign this to a corporate entity he may own so long as the services are performed personally by Chiavelli.

12. During the Original Term or any extensions hereof, Chiavelli may not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly, render any material service to any person, business or entity that is in a competitive position with the Company. In the event the Chief Executive Officer does not give such consent, Chiavelli has the right to appeal such decision to the Board of Directors of the Company, whose decision shall be final and binding on all parties.

13. This Agreement, and any disputes arising hereunder, shall be governed and interpreted according to California law.

14. This Agreement may only be modified or amended in writing by an instrument executed by both parties.

Executed on the date first entered above.

/s/ Dennis Chiavelli	/s/ Jeff Whynot
Dennis Chiavelli	Smart & Final